Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT: Pfeiffer High Investor Relations, Inc. Geoff High 303-393-7044

DYNAMIC MATERIALS REPORTS FOURTH QUARTER

AND FULL-YEAR FINANCIAL RESULTS

Selected Highlights

•                  Fourth Quarter diluted EPS of $0.10 on sales of $44.8 million

•                  Explosive Metalworking backlog advances 37% to $56.5 million from $41.2 million at end of Q3

•                  Oilfield Products sales up 92% versus 2009 fourth quarter on organic growth and acquisitions

•                  Long-term debt reduced by $23.4 million, or 49%, during fiscal 2010

BOULDER, Colo. — February 24, 2011 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), the world’s leading provider of explosion-welded clad metal plates, today reported financial results for its fourth quarter and full fiscal year ended December 31, 2010.

Fourth quarter sales were $44.8 million, up 5% versus sales of $42.6 million in the fourth quarter last year, and a sequential improvement of 9% versus 2010 third quarter sales of $41.3 million. Gross margin was 22% versus 23% in the comparable year-ago quarter and 26% in the third quarter.

Fourth quarter operating income was $1.5 million versus $2.4 million in the prior year’s fourth quarter and $2.9 million in the 2010 third quarter.  The year-over-year decline was largely due to a 31% increase in selling and distribution expenses resulting from the Company’s 2010 acquisitions of new oilfield product businesses.  Net income was $1.3 million, or $0.10 per diluted share, up from $1.0 million, or $0.08 per diluted share, in last year’s fourth quarter, and flat versus net income of $1.3 million, or $0.10 per diluted share, in the third quarter.

Fourth quarter adjusted EBITDA was $5.4 million versus $5.9 million in last year’s fourth quarter and $6.7 million in the third quarter.  Adjusted EBITDA is a non-GAAP (generally accepted accounting principle) financial measure used by management to measure operating performance.  See additional information about adjusted EBITDA at the end of this news release, as well as a reconciliation of adjusted EBITDA to GAAP measures.

Explosive Metalworking

DMC’s Explosive Metalworking segment recorded fourth quarter sales of $25.6 million, down 19% versus sales of $31.7 million in the same quarter of 2009.  Operating income was $630,000 compared with $3.5 million, while adjusted EBITDA was $2.2 million versus $5.0 million in the 2009 fourth quarter.

The segment’s order backlog increased 37% to $56.5 million compared with $41.2 million at the end of the 2010 third quarter.

Oilfield Products

DMC’s Oilfield Products segment reported fourth quarter sales of $16.5 million, up 92% from $8.6 million in the 2009 fourth quarter. Excluding $3.3 million of incremental sales from acquired operations, the segment reported a fourth quarter sales increase of $4.6 million, or 53%.  Operating income was $1.3 million versus a loss from operations of  $728,000 in the prior year’s fourth quarter. Adjusted EBITDA was $2.5 million compared with $318,000 in the 2009 fourth quarter.

AMK Welding

DMC’s AMK Welding segment reported fourth quarter sales of $2.7 million, up 16% from $2.3 million in the same quarter of 2009.  Operating income increased to $592,000 from $448,000 in the comparable prior year quarter.  The segment recorded adjusted EBITDA of $713,000 versus $562,000 in the comparable quarter last year.

Management Commentary

Yvon Cariou, president and CEO, said, “Our explosion welding business experienced a spike in order volume during the final quarter of 2010, and this helped elevate our Explosive Metalworking order backlog to its highest level since the third quarter of 2009.  Several of these orders had been on our ‘hot list’ of prospective contracts for many months, so it was encouraging when customers ultimately began moving them into production.”

Cariou said the orders came from a broad cross section of customers and end markets. “We booked two large contracts for clad plates that will be used in both upstream and downstream oil and gas processing equipment in the Middle East.  We also received sizeable orders associated with alternative energy projects; one in solar and the other in coal gasification. Fourth quarter bookings also included an order from the chemical sector for an acetic acid project, several orders for metal processing operations, a contract for a special U.S. naval project and multiple orders from the industrial refrigeration sector.

“The combination of encouraging macro-economic news in our end markets, continued strong quoting activity and the spike in fourth quarter bookings has reinforced our belief that our Explosive Metalworking business has turned the corner.”

Cariou added, “Our Oilfield Products business exceeded internal forecasts during 2010, and continues to benefit from very active oil and gas drilling activity, particularly in North America. The strategic acquisitions we made in the United States, Canada and Russia during the past 18 months have delivered significant sales and margin contributions to the organic growth of our legacy Oilfield Products businesses.  The expected continuation of healthy shipping activity combined with a full year of contributions from the business we acquired in 2010 should lead to another year of solid growth during 2011.

“Our AMK Welding business weathered the market downturn very well, and delivered year-over-year sales and operating income improvements of 20% and 59%, respectively, during 2010. Going forward, we are focused on further diversifying AMK’s service offerings and customer base to enhance our growth opportunities.”

Guidance

Rick Santa, senior vice president and chief financial officer, said, “The backlog increase at our Explosive Metalworking segment, combined with the anticipated growth of our Oilfield Products and AMK Welding segments, is expected to result in a 2011 consolidated sales increase of 20% to 25% versus 2010.  We expect gross margins to improve to a range of 24% to 26%.”

Santa said first quarter revenue is expected to be relatively flat versus the 2010 fourth quarter, however, first quarter gross margin is expected to increase to a range of 23% to 24% from the 22% reported in the fourth quarter.”

Based on changes to projected pre-tax income and the expected tax jurisdictions in which income is earned, DMC’s blended effective tax rate for fiscal 2011 is projected to be in a range of 27% to 29%.  That rate is expected to rise to a normalized level of between 30% and 32% in years thereafter.

Full-Year Results

Fiscal 2010 sales were $154.7 million versus $164.9 million in 2009. Gross margin was 24% versus 26% in 2009. Operating income was $6.8 million versus $16.2 million in the prior year. Full-year net income, which included a second quarter gain of $2.1 million on step acquisitions of two Russian joint ventures, was $5.3 million, or $0.40 per diluted share, versus $8.5 million, or $0.66 per diluted share, in 2009.  Full-year adjusted EBITDA was $21.0 million compared with $29.8 million in the prior year.

The Explosive Metalworking segment reported 2010 sales of $98.6 million, down 27% from sales of $134.1 million in 2009.  Full-year operating income was $5.0 million versus $20.8 million in the prior year.  Adjusted EBITDA was $10.9 million versus $26.8 million in 2009.

Full-year sales at DMC’s Oilfield Products segment were $45.3 million, an increase of 108% compared with sales of $21.8 million in 2009.  Excluding $15.4 million in incremental contributions from acquired operations, the segment’s full-year sales increased by $8.1 million, or 37%.   Operating income was $2.7 million versus an operating loss of $2.7 million in 2009.  Full-year adjusted EBITDA was $7.1 million compared with $920,000 in the prior year.

AMK Welding recorded full-year sales of $10.8 million, up 20% from $9.0 million in 2009. Operating income was $2.5 million versus $1.6 million in the prior year.  Adjusted EBITDA was $3.0 million compared with $2.0 million in 2009.

During fiscal 2010, DMC reduced its long-term debt by $23.4 million, or 49%.

Conference call information

Management will hold a conference call to discuss these results today at 5:00 p.m. Eastern (3:00 p.m. Mountain).  Investors are invited to listen to the call live via the Internet at www.dynamicmaterials.com, or by dialing into the teleconference at 866-394-8610 (706-758-0876 for international callers) and entering the passcode 43649649.  Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and a telephonic replay will be available through February 28, 2011, by calling 800-642-1687 (706-645-9291 for international callers) and entering the passcode 43649649.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of DMC’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing DMC’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and the company’s ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA and adjusted EBITDA are also used by research analysts, investment bankers and lenders to assess operating performance. For example, a measure similar to EBITDA is required by the lenders under DMC’s credit facility.

Because not all companies use identical calculations, DMC’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to EBITDA and adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles and stock-based compensation) or (ii) items that management does not consider to be useful in assessing DMC’s operating performance (e.g., income taxes and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect DMC’s ability to generate free cash flow or invest in its business. For example, by adjusting for depreciation and amortization in computing EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company.  Its products, which are typically used in industrial capital projects, include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including oil and gas, petrochemicals, alternative energy, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries.  The Company operates three business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys; Oilfield Products, which manufactures, markets and sells specialized explosive components and systems used to perforate oil and gas wells; and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the Company’s websites at http://www.dynamicmaterials.com and http://www.dynaenergetics.de.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including our guidance for first quarter and full-year 2011 sales, margins and tax rates, growth and diversification prospects, as well as quoting and booking expectations, all of which involve risks and uncertainties.  These risks and uncertainties include, but are not limited to, the following: our ability to realize sales from our backlog; our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipments; fluctuations in customer demand; fluctuations in foreign currencies, changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2009.

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DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share Data)

(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
NET SALES	$44,826	$42,630	$154,739	$164,898
COST OF PRODUCTS SOLD	34,971	32,747	117,789	121,779
Gross profit	9,855	9,883	36,950	43,119
COSTS AND EXPENSES:
General and administrative expenses	3,706	3,661	13,696	12,980
Selling and distribution expenses	3,217	2,461	11,135	8,837
Amortization of purchased intangible assets	1,417	1,355	5,330	5,064
Total costs and expenses	8,340	7,477	30,161	26,881
INCOME FROM OPERATIONS	1,515	2,406	6,789	16,238
OTHER INCOME (EXPENSE):
Gain on step acquisition of joint ventures	—	—	2,117	—
Other income (expense), net	611	285	209	(275)
Interest income (expense), net	(569)	(882)	(2,972)	(3,257)
Equity in earnings of joint ventures	—	51	255	221
INCOME BEFORE INCOME TAXES	1,557	1,860	6,398	12,927
INCOME TAX PROVISION	242	838	1,133	4,378
NET INCOME	$1,315	$1,022	$5,265	$8,549
INCOME PER SHARE:
Basic	$0.10	$0.08	$0.40	$0.67
Diluted	$0.10	$0.08	$0.40	$0.66
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	12,970,214	12,662,512	12,869,666	12,640,069
Diluted	12,980,471	12,676,231	12,881,754	12,662,440
DIVIDENDS DECLARED PER COMMON SHARE	$0.04	$0.04	$0.16	$0.12

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Dollars in Thousands)

(unaudited)

	2010	2009
ASSETS

Cash and cash equivalents	$4,572	$22,411
Accounts receivable, net	27,567	25,807
Inventories	35,880	32,501
Other current assets	4,716	7,255

Total current assets	72,735	87,974

Property, plant and equipment, net	39,806	42,052
Goodwill, net	39,173	43,164
Purchased intangible assets, net	48,490	49,079
Other long-term assets	1,189	2,907

Total assets	$201,393	$225,176

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$16,109	$9,183
Customer advances	1,531	6,528
Dividend payable	529	515
Accrued income taxes	477	1,485
Other current liabilities	7,529	9,162
Lines of credit	2,621	1,777
Current portion of long-term debt	9,596	13,485

Total current liabilities	38,392	42,135

Long-term debt	14,579	34,120
Deferred tax liabilities	12,083	15,217
Other long-term liabilities	1,415	1,593
Stockholders’ equity	134,924	132,111

Total liabilities and stockholders’ equity	$201,393	$225,176

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2009

(Dollars in Thousands)

(unaudited)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,265	$8,549
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation (including capital lease amortization)	5,383	5,042
Amortization of purchased intangible assets	5,330	5,064
Amortization of capitalized debt issuance costs	587	297
Stock-based compensation	3,501	3,425
Deferred income tax benefit	(1,708)	(2,784)
Equity in earnings of joint ventures	(255)	(221)
Gain on step acquisition of joint ventures	(2,117)	—
Loss on sale of property, plant and equipment	34	—
Change in working capital, net	673	10,168
Net cash provided by operating activities	16,693	29,540
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Austin Explosives Company	(3,620)	—
Step acquisition of joint ventures, net of cash acquired	(2,065)	—
Acquisition of LRI, net of cash acquired	—	(284)
Acquisition of property, plant and equipment	(3,527)	(3,917)
Change in other non-current assets	(53)	59
Net cash used in investing activities	(9,265)	(4,142)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on syndicated term loans	(22,124)	(13,614)
Borrowings (repayments) on lines of credit, net	780	(952)
Payments on long-term debt	(797)	(2,107)
Payments on capital lease obligations	(304)	(203)
Payment of dividends	(2,089)	(1,028)
Payment of deferred debt issuance costs	—	(341)
Net proceeds from issuance of common stock	188	425
Tax impact of stock-based compensation	(601)	90
Net cash used in financing activities	(24,947)	(17,730)
EFFECTS OF EXCHANGE RATES ON CASH	(320)	383
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(17,839)	8,051
CASH AND CASH EQUIVALENTS, beginning of the period	22,411	14,360
CASH AND CASH EQUIVALENTS, end of the period	$4,572	$22,411

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Explosive Metalworking Group	$25,649	$31,693	$98,570	$134,096
Oilfield Products	16,464	8,593	45,332	21,764
AMK Welding	2,713	2,344	10,837	9,038
Net sales	$44,826	$42,630	$154,739	$164,898

Explosive Metalworking Group	$630	$3,453	$5,039	$20,835
Oilfield Products	1,257	(728)	2,747	(2,742)
AMK Welding	592	448	2,504	1,570
Unallocated expenses	(964)	(767)	(3,501)	(3,425)
Income from operations	$1,515	$2,406	$6,789	$16,238

	For the three months ended December 31, 2010
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)
Income from operations	$630	$1,257	$592	$(964)	$1,515
Adjustments:
Stock-based compensation	—	—	—	964	964
Depreciation	985	369	121		1,475
Amortization of purchased intangibles	565	852	—	—	1,417
Adjusted EBITDA	$2,180	$2,478	$713	$—	$5,371

	For the three months ended December 31, 2009
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)
Income (loss) from operations	$3,453	$(728)	$448	$(767)	$2,406
Adjustments:
Stock-based compensation	—	—	—	767	767
Depreciation	900	328	114	—	1,342
Amortization of purchased intangibles	637	718	—	—	1,355
Adjusted EBITDA	$4,990	$318	$562	$—	$5,870

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

	For the twelve months ended December 31, 2010
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)
Income from operations	$5,039	$2,747	$2,504	$(3,501)	$6,789
Adjustments:
Stock-based compensation	—	—	—	3,501	3,501
Depreciation	3,620	1,292	471	—	5,383
Amortization of purchased intangibles	2,271	3,059	—	—	5,330
Adjusted EBITDA	$10,930	$7,098	$2,975	$—	$21,003

	For the twelve months ended December 31, 2009
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)
Income (loss) from operations	$20,835	$(2,742)	$1,570	$(3,425)	$16,238
Adjustments:
Stock-based compensation	—	—	—	3,425	3,425
Depreciation	3,581	1,005	456	—	5,042
Amortization of purchased intangibles	2,407	2,657	—	—	5,064
Adjusted EBITDA	$26,823	$920	$2,026	$—	$29,769

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net income	$1,315	$1,022	$5,265	$8,549
Interest expense	573	952	3,046	3,473
Interest income	(4)	(70)	(74)	(216)
Provision for income taxes	242	838	1,133	4,378
Depreciation	1,475	1,342	5,383	5,042
Amortization of purchased intangible assets	1,417	1,355	5,330	5,064
EBITDA	5,018	5,439	20,083	26,290
Stock-based compensation	964	767	3,501	3,425
Other (income) expense, net	(611)	(285)	(2,326)	275
Equity in earnings of joint ventures	—	(51)	(255)	(221)
Adjusted EBITDA	$5,371	$5,870	$21,003	$29,769